UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 11, 2009

PLC Systems Inc.

(Exact Name of Registrant as Specified in Charter)

Yukon Territory, Canada	1-11388	04-3153858
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10 Forge Park, Franklin, Massachusetts		02038
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (508) 541-8800

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 11, 2009, the Compensation Committee of the Board of Directors of PLC Systems Inc. (the “Registrant”) adopted a discretionary bonus plan for the fiscal year ending December 31, 2009 for substantially all of the Registrant’s employees, including Mark R. Tauscher, the Registrant’s President and Chief Executive Officer, James G. Thomasch, the Registrant’s Senior Vice President of Finance and Administration, Chief Financial Officer and Treasurer, and Kenneth J. Luppi, the Registrant’s Vice President of Operations.  Following the end of the fiscal year, the Compensation Committee will establish a bonus pool equal to the sum of (i) 25% of the amount by which the Registrant’s cash and cash equivalents as of December 31, 2009 (excluding cash raised through financings or other extraordinary transactions) exceed a certain target established by the Compensation Committee (the “Cash Spread”), plus (ii) up to an additional 25% of the Cash Spread based on the attainment of certain defined milestones during the fiscal year ending December 31, 2009, including milestones related to the Registrant’s OEM business, the further development of the Registrant’s RenalGuard System and the recruitment of international distributors for the RenalGuard System.  The bonus pool will be distributed to all of the Registrant’s eligible employees pro rata based on the employees’ salaries as of December 31, 2009, up to a maximum of 10% of each eligible employee’s salary.  Notwithstanding the foregoing, the bonus plan is discretionary and may be adjusted downward, or eliminated, in the discretion of the Compensation Committee.

Dr. Robert I. Rudko, the Registrant’s Chief Scientific Officer, is not eligible to participate in the bonus plan described above due to his part-time employment status.

Vincent C. Puglisi, the Registrant’s Managing Director, International, is also not eligible to participate in the bonus plan described above, but is expected to be eligible to receive a bonus for the fiscal year ending December 31, 2009 based on international goals that have not yet been finalized.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLC SYSTEMS INC.

Date: February 13, 2009	By:	/s/ James G. Thomasch
James G. Thomasch, Senior Vice President, Finance and Administration and Chief Financial Officer